Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

	Filed in the office of	Document Number
Certificate to Accompany		20080325686-40
Restated Articles	Ross Miller	Filing Date and Time
(PURSUANT TO NRS)	Secretary of State	05/12/2008 11:48 AM
	State of Nevada	Entity Number
C33579-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of
Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Force Protection, Inc.

2. The articles are being ☒ Restated or ☐ Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

☒      No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on 2/20/2008
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐      The entity name has been amended.

☐      The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

☐      The purpose of the entity has been amended.

☐      The authorized shares have been amended.

☐      The directors, managers or general partners have been amended.

☐      IRS tax language has been added.

☐      Articles have been added.

☐      Articles have been deleted.

☐      Other. The articles or certificate have been amended as follows (provide article numbers, if available):

*This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State And Restated 2007
Revised on: 01/01/07

RESTATED
ARTICLES OF INCORPORATION

FORCE PROTECTION, INC.
(The “Corporation”)

The undersigned officer does hereby file these Restated Articles of Incorporation of a Private (Domestic) Corporation pursuant to Title Seven of the Nevada Revised Statutes as follows:

FIRST: The name of the corporation is FORCE PROTECTION, INC.

SECOND: The name of the registered agent and registered office is: Corporation Service Company, 502 East John Street, Carson City, Nevada, 89706.

THIRD: The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Nevada. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Nevada, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

FOURTH: The aggregate number of shares that the corporation shall have authority to issue is three hundred and ten million (310,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

A.    Common Stock. The aggregate number of common shares which the Corporation shall have the authority to issue is three hundred million (300,000,000) shares, each with a stated Par Value of $0.001 per share, which shares shall be designated “Common Stock.” Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

(a) dividends may be declared and paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

(b) the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) on the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolution or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

B.    Preferred Stock. The aggregate number of preferred shares which the Corporation shall have the authority to issue is ten million (10,000,000) shares, each with a stated Par Value of $0.001 per share, which shares shall be designated “Preferred Stock.” Shares of Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the un-issued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of the Preferred Stock. Each such series shall have distinctive serial designations. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as provided by Nevada law. Before issuing any shares of a class or series, the corporation shall deliver to the secretary of state for filing articles of amendment to these articles of incorporation that set forth information required by Nevada law, including but not limited to, the designations, preferences, limitations, and relative rights of the class or series of shares.

C.    Voting. Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

FIFTH: The number of directors of the corporation shall be fixed from time to time by the Board of Directors, within a range of no less than one or no more than five. A Director shall be a natural person who is eighteen years of age or older. A director need not be a resident of Nevada or a shareholder of the corporation.

SIXTH: The Corporation shall establish and maintain one or more offices as may be appropriate from time to time and as required under the laws of the state of Nevada.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

(a) Conflicting Interest Transactions. As used in this paragraph, “conflicting interest transaction” means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation’s board of directors or of the committee of the board of directors which authorized, approves or ratifies a conflicting interest transaction, or solely because the director’s vote is counted for such purpose if: (A) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

(b) Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article SEVENTH.

(c) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

(d) Limitation on Director’s Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; or (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

The undersigned, being the duly appointed Corporate Secretary of the Corporation, does hereby make and file these Restated Articles of Incorporation, hereby declaring and certifying them to be true and accurate as of this 20th day of February, 2008.

By:	/s/ Lenna Ruth Macdonald
Lenna Ruth Macdonald, Corporate Secretary